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                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-25575-01

Pricing Supplement Dated September 30, 1998
(To Prospectus dated July 29, 1997 and
Prospectus Supplement dated May 29, 1998)

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                        Medium-Term Notes - Fixed Rate
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Principal Amount: $25,000,000       Interest Rate: 6.71%       Issue Price: 100%

Agent's Discount Commission: .25%           Original Issue Date: October 5, 1998

Stated Maturity Date: October 5, 2000

Net Proceeds to Issuer: $24,937,500
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Interest Payment Dates: April 15 and October 15

Redemption:

/X/  The Notes cannot be redeemed prior to the Stated Maturity Date.
/ /  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: __% until Redemption percentage is 100% of the principal amount.

Optional Repayment:
/X/  The Notes cannot be repaid prior to the Stated Maturity Date.
/ / The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
     Optional Repayment Dates:
     Repayment Price: __%

Currency:
     Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)
     Minimum Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Original issue Discount ("OID"):  Yes / /  No /X/
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Form:  /X/ Book-Entry  / / Certified

Agent: /X/ J.P. Morgan Securities Inc.     / / Merrill Lynch, Pierce, Fenner &
                                                    Smith Incorporated

       / / First Union Capital Markets,    / / Morgan Stanley & Co. Incorporated
           a division of Wheat First
           Securities, Inc.

Agent acting in the capacity as indicated below:
       / / Agent    /X/ Principal

If as principal:
       / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       /X/ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:
       The Notes are being offered at a fixed initial public offering price of __% of Principal Amount.

Exchange Rate Agent: N/A

Other Provisions: None.